Exhibit 10.1

Marizyme, Inc.

555 Heritage Drive, Suite 205

Jupiter, Florida 33458

October 3, 2023

Univest Securities, LLC

As Unitholder Representative for the Investors

375 Park Avenue, 15th Floor

New York, NY 10152

Re:	Amendment to 10% Secured Convertible Promissory Notes

Dear Sirs:

Reference is made to each (a) Unit Purchase Agreement dated as of December 21, 2021, January 13, 2022, January 24, 2022, March 24, 2022, May 11, 2022, June 17, 2022, and August 12, 2022 (each, as amended, superseded, replaced, or otherwise modified from time to time, the “Unit Purchase Agreement”), between the Company and the investor identified therein (individually, “Investor” and collectively, “Investors”); and (b) 10% Secured Convertible Promissory Note issued to such Investor in connection with such Unit Purchase Agreement (as amended, superseded, replaced, or otherwise modified from time to time, “Note”) issued to such Investor in connection with such Unit Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Unit Purchase Agreement, or if not defined therein, in the Note, or if not defined therein, in any of the applicable Transaction Documents (as defined in the Unit Purchase Agreement), in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about an amendment to each Note in order to confirm and clarify the intent of the parties with respect to the convertibility of the Mandatory Default Amount (as defined in each Note) and certain related matters. Univest Securities, LLC, as Unitholder Representative for the Investors pursuant to Section 11.16 of each Unit Purchase Agreement, confirms that it has the authority to agree to the following amendment to each Note on behalf of each Investor pursuant to Section 11.16.

In consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

(1)	This Letter Agreement shall be deemed to be included in the definition of “Transaction Documents” as such term is defined by the Unit Purchase Agreement.

(2)	Section 4.1(a) of each Note is amended and restated to read in its entirety as follows:

“(a) Voluntary Conversion. At any time after the Issuance Date until this Note is no longer outstanding, subject to Section 4.3, this Note shall be convertible (in whole or in part), at the option of the Holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) that portion of the Outstanding Principal Amount, accrued and unpaid interest, or Mandatory Default Amount, as applicable, that the Holder elects to convert (the ‘Conversion Amount’) by (y) the Conversion Price then in effect on the date on which the Holder delivers a notice of conversion, in substantially the form attached hereto as Exhibit B (the ‘Conversion Notice’), in accordance with Section 6.1 to the Maker. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion (each, a ‘Conversion Date’, and such record, the ‘Note Register’). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, or Mandatory Default Amount, as applicable, has been so converted. Conversions hereunder shall have the effect of lowering the Outstanding Principal Amount or Mandatory Default Amount, as applicable, in an amount equal to the applicable conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof. If all or any portion of the Mandatory Default Amount is outstanding on the date of any conversion pursuant to this Section 4.1(a), such conversion shall be applied to the Mandatory Default Amount until the Mandatory Default Amount is fully converted. If the Holder converts the Mandatory Default Amount under this Section 4.1(a) in full, such conversion shall fully extinguish the Mandatory Default Amount, the Outstanding Principal Amount, and any accrued and unpaid interest with respect to the Outstanding Principal Amount. Any late fees or other amounts due and payable hereunder shall remain outstanding.”

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(3)	Section 4.1(c) of each Note is amended and restated to read in its entirety as follows:

“(c) Company Conversion. If at any time following the sixty (60) day anniversary of the final Closing Date or termination of the Offering and if there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder, (A) the Company’s Common Stock is listed on a senior national securities exchange set forth above, (B) the daily VWAP for the prior twenty (20) consecutive Trading Days is $6.00 or more (adjusted for splits and similar distributions) and (C) the daily trading volume is at least $1,000,000 during such twenty (20)-day period (the events set forth in clauses (A) through (C) above, collectively, the ‘Conditions’), then the Company shall have the right to require the Holder to convert all or any portion of the principal and accrued interest or outstanding Mandatory Default Amount, as applicable, then remaining under this Note into validly issued, fully paid and nonassessable shares of Common Stock in accordance with this Section 4.1 at the Conversion Price in effect on the Mandatory Conversion Date (as defined below) (a ‘Mandatory Conversion’). The Company may exercise its right to require conversion under this Section 4.1(c) by delivering a written notice thereof by facsimile and overnight courier to the Holder stating (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 4.1(c), which Trading Day shall be no sooner than five (5) Trading Days nor later than ten (10) Trading Days following the date of notice, (ii) the twenty (20) Trading Day period over which the VWAP was calculated, (iii) the portion of the conversion amount subject to the Mandatory Conversion pursuant to this Section 4.1(c), and (iv) the number of shares of Common Stock to be issued to the Holder (subject to adjustment for any downward adjustments to the Conversion Price occurring under this Note after the execution of the Mandatory Conversion notice by the Company). If the Company elects to require conversion in full of the Mandatory Default Amount under this Section 4.1(c), such Mandatory Conversion shall fully extinguish the Mandatory Default Amount and the Outstanding Principal Amount and any accrued and unpaid interest with respect to the Outstanding Principal Amount. Any late fees or other amounts due and payable hereunder shall remain outstanding. To the extent that an exercise of the Mandatory Conversion would result in a delivery of Equity Interests that may not be made as a result of the limitation contained in Section 4.3 hereof, such delivery shall be made when and as provided in accordance with the terms of Section 4.3 hereof.”

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(4)	Section 16.4(c) of each Note is amended and restated to read in its entirety as follows:

“‘Mandatory Default Amount’ means an amount equal to one hundred and thirty-five percent (135%) of the Outstanding Principal Amount and accrued and unpaid interest on this Note on the date on which the first Event of Default has occurred hereunder.”

Exhibit B to each Note is amended and restated to read in its entirety as follows:

“EXHIBIT B

FORM OF CONVERSION NOTICE

(To be Executed by the Registered Holder in order to Convert the Note)

Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the 10% Secured Convertible Promissory Note of Marizyme, Inc. dated [*], 20[*] (the “Note”). The undersigned hereby irrevocably elects to convert (i) $ ________________ of the Outstanding Principal Amount and accrued interest or (ii) $ ________________of the Mandatory Default Amount of the Note into shares of Common Stock according to the conditions of the Note, including that any conversion hereby shall be applied to the Mandatory Default Amount to the extent such Mandatory Default Amount is outstanding, as of the date written below.

Date of Conversion:

Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

[HOLDER]

By:
Name:
Title:

Address:

The Company hereby reaffirms all such representations, warranties, obligations and liabilities and agrees that such representations, warranties, obligations and liabilities shall remain in full force and effect.

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The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any of the Transaction Documents or (B) commit or otherwise obligate Investor to enter into or consider entering into any other amendment, waiver or modification of any of the Transaction Documents.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Nevada, (b) except as otherwise provided in the Transaction Documents, is for the exclusive benefit of the parties hereto and beneficiaries of the Unit Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and shall not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on (a) the Company’s board of directors approving this Letter Agreement and all undertakings thereto in all respects and written evidence of the same provided to the Unitholder Representative prior to the execution and delivery of this Letter Agreement and (b) the Company filing within two Business Days after the full execution and delivery of this Letter Agreement a current report on Form 8-K relating to the transactions and amendments contained in this Letter Agreement, which current report shall describe the material terms and conditions herein; provided, however, that at the reasonable request of an Investor the Company will use commercially reasonable efforts to file such report prior to the time required herein.

Kindly confirm your agreement with the above by signing in the space indicated below and by returning by email a partially executed PDF copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Marizyme, Inc.

By:	/s/ David Barthel
Name:	David Barthel
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

Univest Securities, LLC, as Unitholder Representative for the Investors

By:	/s/ Bradley Richmond
Name:	Bradley Richmond
Title:	Chief Operating Officer and Co-Head of Investment Banking

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